Exhibit 5.3


                                         July 18, 2002


PPL Corporation
Two North Ninth Street
Allentown, Pennsylvania 18101

Ladies and Gentlemen:

     We have acted as counsel to PPL Corporation, a Pennsylvania corporation (the "Company"), in connection with the Registration Statement on Form S-3 proposed to be filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), on April 5, 2002 (as amended and supplemented, the "Registration Statement"), relating to the issuance by the Company of up to an aggregate of $950,000,000 of proceeds of shares of common stock of the Company, par value $.01 per share (the "Common Shares"), and preferred stock of the Company, par value $.01 per share (the "Preferred Shares"), together with any additional shares of such stock that may be issued by the Company in connection with the offering described in the Registration Statement pursuant to Rule 462(b) (as prescribed by the Commission under the Act) (collectively, the "Shares").

     We have examined the Registration Statement and a form of the share certificate relating to the Common Shares and the Articles of Amendment of the Company, each of which have been filed with the Commission as exhibits to the Registration Statement. We also have examined the originals, or duplicates or

PPL Corporation                       -2-                          April 5, 2002


certified or conformed copies, of such records, agreements, instruments and other documents and have made such other and further investigations as we have deemed relevant and necessary in connection with the opinions expressed herein. As to questions of fact material to this opinion, we have relied upon certificates of public officials and of officers and representatives of the Company.

     In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

     Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that assuming (a) the taking by the Board of Directors of the Company of all necessary corporate action to authorize and approve the issuance of the Shares, (b) the filing of Articles of Amendment of the Company containing the designation relating to any Preferred Shares, and (c) due issuance and delivery of the Shares, upon payment therefor in accordance with the applicable definitive underwriting, agency or other appropriate agreement approved by the Board of Directors of the Company and upon compliance with applicable regulatory requirements, the Shares will be validly issued, fully paid and nonassessable.

     Insofar as the opinion expressed herein relates to or is dependent upon matters governed by the laws of the Commonwealth of Pennsylvania, we have relied upon the opinion of Michael A. McGrail dated the date hereof.

PPL Corporation                       -3-                          April 5, 2002


     We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the law of the State of New York and, to the extent set forth herein, the law of the Commonwealth of Pennsylvania.

     We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the use of our name under the caption "Validity of the Securities and the Securities Guarantees" in the Prospectus included in the Registration Statement.

                                         Very truly yours,

                                         /s/ SIMPSON THACHER & BARTLETT

                                         SIMPSON THACHER & BARTLETT